EXHIBIT 5.1
PricewaterhouseCoopers LLP
Chartered Accountants
PO Box 82
Royal Trust Tower, Suite 3000
Toronto Dominion Centre
Toronto, Ontario
Canada M5K 1G8
Telephone +1 416 863 1133
Facsimile +1 416 365 8215
September 15, 2008
We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated March 7, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the 2007 Annual Report to Shareholders of Hydrogenics Corporation, which is incorporated in Hydrogenics Corporation’s Annual Report on Form 40-F for the year ended December 31, 2007. We also consent to the incorporation by reference of our report dated September 15, 2008 relating to the financial statement schedule relating to differences between Canadian and US GAAP, which appears in Form 6-K filed on September 15, 2008. We also consent to the reference to us under the headings “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Ontario
September 15, 2008
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.